Potomac Fund Management

Compliance Manual/Written Supervisory Procedures

Revised June 1, 2020

CHAPTER SIXTEEN- CODE OF ETHICS AND CONDUCT

     As an investment adviser, Potomac Fund Management, Inc. ("Potomac") is a fiduciary. As such it owes its clients the highest duty of diligence and loyalty. Accordingly, one of the fundamental policies of Potomac is to avoid any conflict of interest or even the appearance of such a conflict relating to the performance of investment advisory and portfolio management services for its clients. As a result, Potomac has adopted this Code of Ethics and Conduct ("Code), which applies to each Employee1 of Potomac.

     Carefully read the policies and procedures detailed below. When you believe that you sufficiently understand them, sign, date, and return one copy of this memorandum to Potomac's President or Chief Compliance Officer and keep the other copy for your reference. Employees should consult with Potomac's President or Chief Compliance Officer regarding any questions about these items and other issues relating to Potomac's fiduciary obligations to its clients.

     In addition, the Insider Trading and Securities Fraud Enforcement Act of 1988 and Section 204A of the Investment Advisers Act of 1940 ("Advisers Act") require every investment adviser to establish, maintain, and enforce policies and procedures to detect and prevent the misuse of material, non-public information. In response to those requirements, Potomac has adopted Policies and Procedures Concerning the Misuse of Material Non-Public Information (Policies and Procedures"). Please refer to those Policies and Procedures as appropriate.

I. Conflicts of Interest-Personal Investments

     Potomac believes that every Employee should have reasonable freedom with respect to their investment activities and those of their families. At the same time, it is Potomac's fundamental policy is to avoid conflicts of interest or even the appearance of such conflicts whenever possible. However, if a conflict were inadvertently to occur, it is also Potomac's policy to resolve such conflict in favor of Potomac's client. Even in instances in which there is an identity of interest among a Potomac client, Potomac, and its Employees, Employees must recognize that the Potomac client has priority in its right to benefit from Potomac's investment advice. This condition inevitably may place some restriction on freedom of investment for Employees and their families. However, since Potomac's advice relates exclusively to investments in and the timing of investments in shares of open-end investment companies, the likelihood of any conflict of interest between Employees and Potomac's clients is remote.

     This Code does not attempt to describe all possible conflicts of interest, but rather, attempts to establish general principles and to highlight possible problem areas. Employees should be conscious that areas other than personal securities transactions may involve conflicts of interest. For example, one such area would be accepting gifts or favors from persons such as mutual fund distributors, since gifts or favors could impair the Employee's objectivity in making investment decisions for Potomac's clients. Thus, the requirements set forth below are not intended to cover all situations that may involve a possible conflict of interest. Rather they are intended to provide: (i) a framework for understanding such conflicts and (ii) a mechanism for monitoring and reporting personal securities transactions. If there is any doubt about a matter, the President should be consulted before any action regarding such matter is taken.

     1The term "Employee" as used herein includes "advisory representatives", as that term is defined in Rule 204-2 under the Investment Advisers Act of 1940, as well as all other Employees of Potomac. Your receipt of this Code of Ethics for your review and signature means you are a designated person to whom all of the provisions of the Code apply.

II. General Standards

A.	Written Record of Recommendations Every recommendation for the purchase or sale of a security for clients must be memorialized in writing or entered in Potomac's computerized trading system either prior to or immediately after the recommendation is made.

B.	Use of Recommendations Any investment ideas developed by an Employee in the course of his or her work for Potomac must be made available for use by Potomac's clients prior to any personal trading or investment by any Employee based on such ideas. See also the prohibitions against self-dealing described below.

C.	Gifts, Favors and Gratuities No Employee should seek from a mutual fund distributor, broker-dealer, securities salesperson, client custodian, supplier, client or other person or organization with whom Potomac has a business relationship any gift, favor, gratuity, or preferential treatment that is or may appear to be connected with any present or future business dealings between Potomac and that person or organization or which may create or appear to create a conflict of interest. This policy covers, among other things, offers of opportunities to invest in initial public offerings ("IPOs") and private placements of securities that may create or appear to create a conflict of interest between the interests of Potomac's clients and those of its Employees.

No gifts may be accepted, other than those offered as a courtesy. All gifts, favors or gratuities from persons described above and having a fair market value in excess of $100 should be reported and described on the Quarterly Securities Transaction Report ("Quarterly Report") and will be reviewed by Potomac's President and/or Chief Compliance Officer . After such review, a determination will be made whether such gifts, favors or gratuities should be returned. In addition, discretion should be used in accepting invitations for dinners, evening entertainment, sporting events or theater from such persons. While in certain circumstances it may be appropriate to accept such invitations, all invitations from persons described above and having a value in excess of $100 should also be reported to Potomac's President on the Quarterly Report. In addition any invitations from any person or organization involving free travel for more than one day must receive prior approval from Potomac's President. No Employee should offer any gifts, favors or gratuities that could be viewed as creating a conflict of interest on the part of their recipient.

D.	Inside Information. No Employee may seek any benefit for himself, a client, or anyone else form material, non-public information about issuers of securities. Any Employee who believes he or she is in possession of such information must contact Potomac's President immediately. Please remember, in this regard, to review Potomac's Policies and Procedures.

E.	Fair Dealing vs. Self-Dealing. An Employee must act in a manner consistent with the obligation to deal fairly with all clients when taking investment action. Self-dealing for personal benefit or the benefit of Potomac, at the expense of clients, will not be tolerated. The receipt of "special favors" from a stock promoter or mutual fund distributor, such as participation in a private placement or IPO, as an inducement to purchase shares of certain mutual funds for Potomac clients, is not permitted. The existence of any substantial economic relationship between a personal securities transaction and any mutual fund shares held or to be acquired by Potomac or Potomac clients must be disclosed on the Quarterly Report.

F.	Confidentiality. Information relating to any client's portfolio or activities is strictly confidential and should not be discussed with anyone outside Potomac. In addition, from the time that an Employee anticipates making a recommendation to purchase or sell mutual fund shares, through the time that all transactions for clients based on that recommendation have been consummated, the "subject and content" of the recommendation may be considered to constitute "inside information".

Accordingly, Employees must maintain the utmost confidentiality with respect to their recommendations during this period and may not discuss a contemplated recommendation with anyone outside of Potomac. In this regard, please also see Potomac's Policies and Procedures.

Any written or oral disclosure of information concerning Potomac, Potomac's clients or particular purchase or sale transactions for client accounts should be made only be persons who are specifically authorized to release that information, after consultation with Potomac's President. This prohibition is not intended to inhibit exchanges of information among Potomac's Employees.

III. Reports of Personal Investments by Employees

A.	Account Reporting. Every Employee must immediately notify Potomac's President in writing of any account in which they have or will have a beneficial ownership interest[2] or for which they exercise influence or control over investment decisions.[3] Such notification must identify the brokerage firm at which the account is maintained, the account executive, the title of the account, the account numbers and the names and addresses of all individuals with a beneficial interest in the account. This requirement also includes all such accounts of Potomac clients, in which the Employee has or will have a beneficial interest.

B.	Quarterly Reporting. Rule 204-2 under the Advisers Act requires that, with certain minor exceptions, Potomac must maintain a record of every transaction in a security[4] in which the firm or any Employee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that no Employee shall be required to make a report with respect to the following types of transactions:

1.	Transactions involving shares of registered open-end investment companies, (except those registered open-end investment companies managed by Potomac) securities issued by the United States Government, banker's acceptances, bank certificates of deposit, commercial paper, short-term debt securities which are "government securities" within the meaning of Section 2(a)(1)(b) of the Investment Company Act of 1940, and other money market instruments designated by Potomac; and

2.	Purchases or sales effected in any account: (a) over which an Employee has no direct or indirect influence or control: or (b) which is managed on a discretionary basis by a person other than the Employee and with respect to which the Employee does not in fact influence or control purchase or sale transactions.

     2The SEC has interpreted such a "beneficial ownership interest" to include the account of a spouse, minor child and any relative resident in the advisory representative's house, an account as to which a person is a trustee if such person established the trust and has the power to revoke it or if the person, their child, stepchild, spouse, ancestor, stepfather or stepmother has a vested interest in the trust, as well as any other contract, undertaking, relationship, agreement or other arrangement form which benefits substantially equivalent to ownership flow to the designated person. (Employees with spouses who are employed in the securities industry must immediately notify our Potomac President, who will discuss with you the policies and procedures concerning trades by those spouses.) See Appendix A for examples of beneficial ownership arrangements.

     3 Rule 204-2 under the Advisors Act states that an Employee need not report securities transactions effected in any account over which the Employee does not have "any direct or indirect influence or control." However, this "no direct or indirect influence or control" exception is limited to few situations. The principal situation arises where securities are held in a trust, in which an Employee has a beneficial interest, but the Employee is not the trustee and the Employee has no control or influence over the trustee. Specific questions regarding the "no influence or control" exception or general questions concerning beneficial ownership or reporting responsibility should be directed to the President.

     4For the purpose of the requirements of this Code, consistent with SEC interpretations under the relevant rules, the term "security" does not include shares of registered open-end investment companies, securities issued by the United State Government, bankers' acceptances, bank certificates of deposit, commercial paper, short-term debt securities which are "government securities" within the meaning of Section 2(a)(1)(b) of the Investment Company Act of 1940, and other money market instruments designated by Potomac.

     This record keeping requirement is met through Quarterly Reports sent to CCO. Each Employee must submit a Quarterly Report for each calendar quarter no later than the thirtieth day following the end of the quarter, whether or not there has been a personal securities transaction in the quarter. (A copy of this Quarterly Report is attached as Appendix B.) Each Quarterly Report must set forth every transaction in a security:

1.	for the Employee's own account:

2.	for any account in which the Employee has any "direct or indirect beneficial ownership interest" (as defined in 1.B.1. above), unless the Employee has no direct or indirect "influence or control" over investment decisions for the account; and

3.	for any accounts of non-clients that the Employee manages (for example, as trustee) or to whom the Employee gives investment or voting advice.

In submitting Quarterly Reports for such accounts, please note:

1.	Employees must file report every quarter whether or not there were any reportable transactions for their accounts. If an Employee did not have any reportable transactions, the Quarterly Report should state "None". All reportable transactions should be listed, if possible, on a single form. If necessary, because of the number of transactions, please attach a second form and mark it "continuation." For every security listed on the Quarterly Report, the information called for must be completed by all Employees. Copies of confirmation statements and account statements may be attached to a signed Quarterly Report in lieu of setting forth the information otherwise required.

2.	Quarterly Reports must show: (a) the date of the transaction, the name of issuer, and the issuer, and the number of shares or principal amount of the security involved; (b) the nature of the transaction (i.e., purchase, sale or other acquisition or disposition, including gifts, the rounding out of fractional shares, exercises of conversion rights and exercises or sales of subscription rights; (c) the price at which the transaction was effected; and (d) the name of the broker, dealer or bank with or through whom the transaction was effected.

3.	Quarterly Reports on family and other accounts in which an Employee has any direct or indirect beneficial ownership, and which are fee paying clients of Potomac, need merely list the Potomac account number. Securities transactions for such accounts need not be separately itemized.

4.	Disclaimer of Beneficial Ownership. The broad definition of 'beneficial ownership' is for purposes of this Code only. It does not necessarily cover other securities or tax laws. In reporting a securities transaction to Potomac, an Employee can include in their Quarterly Report "a statement declaring that the reporting or recording of any securities transaction shall not be construed as an admission that the reporting person has any direct or indirect beneficial ownership in the security." For example, if an Employee who is a parent or custodian sold securities owned by a minor child under a Uniform Gifts to Minors Act, the Employee would report such transaction on the Quarterly Report, but the Employee could disclaim beneficial ownership by checking the appropriate box on the Quarterly Report.

Whether an Employee's Quarterly Report should include such a disclaimer is a personal matter on which Potomac will make no recommendation. A disclaimer may be important not only for securities law purposes, but also because it might be some evidence of ownership for other purposes, such as estate taxes. Accordingly, an Employee may wish to consult their own attorney on this issue.

IV. Advising Non-Potomac Clients

Employees may not render investment advice to persons other than clients of Potomac or members of the Employee's immediate family, unless the advisory relationship, including the identity of those involved and any fee arrangements, has been disclosed to and cleared with Potomac's President. Such advisory relationships are subject to the reporting provisions of III, above.

V. Violations of this Code

Violations of this Code may result in the imposition of sanctions by regulatory authorities and/or Potomac, including forfeiture of any profit from a transaction, reduction in salary, censure, suspension, or termination of employment.

VI. Acknowledgment of Receipt

Shortly following the commencement of employment, new Employees must meet with the President to review the obligations imposed by this Code. New Employees shall then sign a Compliance Certificate (a copy of which is attached to the Code) to affirm that they have received the Code and will be given a copy of the Code for their files. All Employees of Potomac shall be required on an annual basis to review the Code and sign another Compliance Certificate.

     PLEASE INDICATE THAT YOU HAVE READ AND UNDERSTAND THIS CODE BY COMPLETING THE COMPLIANCE CERTIFICATE ATTACHED TO THIS DOCUMENT.

APPENDIX A

EXAMPLES OF BENEFICIAL OWNERSHIP

1.	Securities held by an Employee for their own benefit, whether such securities are in bearer form, registered in their own name or otherwise;

2.	Securities held by others for the Employee's benefit (regardless of whether or how such securities are registered), such as, for example, securities held for the Employee by custodians, brokers, relatives, executors or administrators;

3.	Securities held by a pledge for an Employee's account;

4.	Securities held by a trust in which an Employee has an income or remainder interest unless the Employee's only interest is to receive principal (a) if some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the Employee;

5.	Securities held by an Employee as trustee or co-trustee, where either the Employee or any member of their immediate family (i.e. spouse, children, or their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust.

6.	Securities held by a trust of which the Employee is the settler, if the Employee has the power to revoke the trust without obtaining the consent of all the beneficiaries;

7.	Securities held by any non-public partnership in which the Employee is a partner;

8.	Securities held by a personal holding company controlled by the Employee alone or jointly with others;

9.	Securities held in the name of the Employee's spouse unless legally separated;

10.	Securities held in the name of minor children of the Employee or in the name of any relative of the Employee or of their spouse (including an adult child) who is presently sharing the Employee's home. This applies even if the securities were not received from the Employee and the dividends are not actually used for the maintenance of the Employee's home;

11.	Securities held in the name of any person other than the Employee and those listed in (9) and (10), above, if by reason of any contract, understanding, relationship, agreement or other arrangement the Employee obtains benefits substantially equivalent to those of ownership;

12.	Securities held in the name of any person other than the Employee, even though the Employee does not obtain benefits substantially equivalent to those of ownership (as described in (11), above), if the Employee can vest or revest title in himself.

APPENDIX B

PROCEDURES FOR THE ENFORCEMENT OF POTOMAC'S CODE OF ETHICS

1.	Upon the commencement of employment, each Employee[5] of Potomac is provided with a copy of Potomac's Code. Each Employee is at that time also scheduled to discuss the Code with Potomac's President. The Employee is required to acknowledge his/her understanding of the Code's prohibitions and requirements by signing it and returning it to Potomac's President for retention in Potomac's files.

Employees are encouraged to direct any questions that may arise concerning the Code and its prohibitions to Potomac's President and/or Chief Compliance Officer. Each year Potomac recirculates the Code to its Employees and requires that each Employee sign and return the executed copy to Potomac's Chief Compliance Officer.

2.	A list of all Employees is maintained and updated by Potomac's President

3.	Potomac's Code requires all Employees to report on the Quarterly Report form any securities transaction for the prior quarter for accounts in which they have or will acquire a direct or indirect beneficial interest or for accounts over which they exercise influence or control. Employees are also required to submit a copy of their account statement with respect to each account through which a transaction was executed.

4.	On a quarterly basis each Employee's personal transactions files will be reviewed by Potomac's Chief Compliance Officer for the purpose of detecting abusive personal securities transactions.

5.	Potomac's Chief Compliance Officer will discuss any such questionable transactions with the Employee who effected the trade. Potomac's Chief Compliance Officer will make a written record of any determination indicating whether there has been a violation of law or Potomac's Code and the reasons underlying that determination. In the event that Potomac's Chief Compliance Officer determines that there has been a securities law violation or a violation of Potomac's Code, appropriate disciplinary action will be taken and a report prepared.

6.	These procedures, in conjunction with those procedures designed to prevent the use of material non-public information, as contained in Potomac's Policies and Procedures Concerning the Misuse of Material Non-Public Information, will be reviewed by Potomac's management on an annual basis to assess their effectiveness in preventing improper and illegal personal securities trading by Potomac Employees.

5The term "Employee", as used herein, included "advisory representatives." As that term is defined in Rule 204-2 under the Advisers Act, as well as other Employees of Potomac.